Exhibit 10.1

June 18, 2007

Mr. Peter N. Kellogg

Dear Peter:

On behalf of Merck & Co., Inc. (“Merck” or “the Company”), it is my pleasure to extend you an offer of employment for the position of Executive Vice President & Chief Financial Officer. In this position, you will report to me at Whitehouse Station. Our offer, which supersedes any written or verbal offer previously extended to you by Merck, includes the following:

Total Compensation

Base Salary: You will be paid a gross monthly salary of $69,334, which equates to $832,008 on an annual basis. Your salary will be reviewed annually. The date of your first merit increase, if any, will be March 1, 2008.

Executive Incentive Plan: You will be eligible to participate in Merck’s Executive Incentive Plan (EIP), subject to the terms of the plan. The target bonus for your position is 95% of your annual base salary. The bonus is discretionary and the amount of the bonus, if any is awarded, depends on individual performance, corporate performance, and an assessment of your leadership.

Long-Term Incentive (LTI) Program: You will be eligible for consideration for annual grants of stock-based incentives under the Merck & Co., Inc. Incentive Stock Plan. (The next annual grant date is expected to be in February 2008.) In any given year, our incentives may include stock options, performance share units (PSUs), restricted stock units (RSUs) or any combination thereof, with the number and proportion of shares covered by such incentives determined by the Compensation and Benefits Committee. For illustrative purposes, a grant for a position at your job level may be in the range of 74,000 stock options, 14,000 PSUs and 14,000 RSUs. Currently, annual grants of Merck stock options vest in equal installments over three years; PSUs have a three-year performance period; and RSUs have a three-year restriction period.
Distribution of shares in connection with both PSUs and RSUs is dependent on continued employment with the Company; additionally, the level of payout associated with PSUs is contingent on Company performance. Please note that terms and conditions of any future grants may change from time to time. The specific terms and conditions of your grants will be provided at the time the grants are made to you. Based on your job level within the Company, you will be covered by Merck’s stock ownership guidelines. The guidelines are intended to reinforce our philosophy concerning “ownership” and, in a concrete way, quantify our expectations concerning ownership of Merck stock. Based on your job level within the Company, the guidelines provide that you should acquire Merck stock, over time, equal in value to five times your annual base salary. Importantly, the LTI program – and retention of shares earned in connection therewith – is intended to facilitate the acquisition of shares. Also, there is currently no time frame under which you will be required to achieve the multiple of salary.

Deferral Program: Based on the level of your job within the Company, you will have the opportunity within the first 30 calendar days of the first day of your employment (provided that your first day is no later than December 1, 2007) to elect to defer (1) a portion of your base salary and/or (2) all or part of the EIP bonus you will receive for Performance Year 2007. This 30-day period represents your only opportunity to elect a deferral for compensation earned in 2007. Information about the Deferral Program and instructions pertaining to this election will be contained in your new-hire materials when you join the Company. If you do not receive Deferral Program information and instructions, please contact the Merck Benefits Center at 800-66MERCK (800-666-3725).

Sign-On Incentives

Sign-On Bonus. You will be paid a one-time sign-on bonus of $150,000 before taxes, which you will receive in your first regularly scheduled paycheck following your start date. The sign-on bonus will be paid to you in a lump sum. However, it is conditioned upon your not voluntarily terminating your continued employment with Merck & Co., Inc. or its subsidiaries for 24 months. If your employment is voluntarily terminated by you within twenty-four months of your start date, upon such termination you will be required to repay a pro-rata portion of the sign-on bonus based on months of completed service.

Stock Option Grant. The Compensation and Benefits Committee has approved your receiving a stock option to purchase 175,000 shares of Merck common stock at a fixed price per share that is set by the Company on the grant date. Grants to new hires are currently scheduled to be made in early February, May, August and November; the date of your grant will be the quarterly grant date immediately following your start date. Subject to its terms, this stock option grant will vest in equal installments on the first, second, third, fourth, and fifth anniversaries of the grant date and expire on the day before the tenth anniversary of the grant date. A summary of terms and conditions associated with this stock option grant will be provided to you shortly after the grant is made. Vested options terminate within three months, and unvested options expire immediately, if you voluntarily terminate your employment. If the Company terminates your employment for “gross misconduct” (as defined below), all options, both vested and nonvested, expire immediately. If your employment terminates for reasons other than your voluntary termination or termination by Merck for gross misconduct, all unvested installments under this grant will vest immediately on the last day of your employment, become exercisable according to their original schedule and remain exercisable until the day before the tenth anniversary of their grant. For purposes of this letter, “gross misconduct” means: unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

Restricted Stock Unit Grant. The Compensation and Benefits Committee has approved your receiving a grant of 80,000 RSUs to be made on the same date as the stock option grant referenced in the preceding paragraph. Subject to its terms, this RSU grant will vest according to the following schedule:

1.	40,000 RSUs (or 50% of the grant) will 100% vest on the third anniversary of the grant date and

2.	40,000 RSUs (or 50% of the grant) will 100% vest on the sixth anniversary of the grant date.

3.	Notwithstanding the above, these RSUs will vest immediately on the last day of your employment if your employment with Merck terminates for reasons other than your voluntary termination or termination by Merck for gross misconduct. Such RSUs will nonetheless continue to be payable on the third or sixth anniversary of their grant as provided above.

Dividend equivalents will be paid on the RSU grant during its restricted period. A summary of terms and conditions associated with this RSU grant will be provided to you shortly after the grant is made.

Benefits

Flexible Benefits Program: As a salaried employee of Merck, you will be eligible to participate in the Flexible Benefits Program, which allows you to choose among various options for medical, dental, vision, employee term life insurance, accidental death and dismemberment insurance, survivors’ income benefits, dependent life insurance, long-term disability, health care reimbursement, dependent care reimbursement account, and long-term care plans. For most benefits, participation begins on your date of hire. A Merck Benefits New Hire Kit will be mailed within 2 weeks of your hire date to your home address from Fidelity Investments, service provider for both the Flexible Benefits Program and the Merck Savings Plan. This kit provides important information and instructions for enrolling in your Merck benefits. You will have 30 days from the date Fidelity mails your benefit information, to enroll in the benefits available to you under the Flexible Benefits Program. If you do not enroll by that date, you will be automatically enrolled for a minimal level of coverage for yourself only under certain of the available benefit coverages.

Please note that general information about Merck’s benefits is also available through the Merck Benefits Internet website at www.merck.com/benefits.

Retirement Plan: You will participate in the Merck Retirement Plan for Salaried Employees (a “qualified” plan) and the Supplemental Retirement Plan (a “non-qualified” plan). The supplemental plan provides payment of that portion of an employee’s regular benefit that is in excess of the portion that can be paid under the qualified plan, as stipulated by the Internal Revenue Code. The supplemental plan is unfunded and may be terminated at any time for any reason. Participation in the retirement plans will begin the earlier of the July 1 or January 1 on or immediately following your start date.

Please note that Merck has an executive retirement policy that applies to employees at your job level within the Company. Consistent with the limited exemption provided for in the Age Discrimination in Employment Act (“ADEA”), it is Merck’s policy that employees who are “bona fide executives” or “high policymakers” within the meaning of the ADEA and who meet the other necessary criteria set forth in the ADEA, will be required to retire on the first day of the month following their 65th birthday.

Savings Plan: You will be eligible to participate in the Employee Savings and Security Plan for Salaried Employees. Currently, the savings plan includes pre- and after-tax savings options and Merck matching contributions of 75 cents for each dollar saved up to 6% of base pay per pay period (up to the IRS limit). More information about the Savings Plan will be provided to you at a later date.

Financial Planning: Based on your job level within the Company, you will be eligible to participate, on a voluntary basis, in Merck’s executive financial planning program. Under the program, the Company will reimburse you for payments that you make to one or more of our selected financial planners. Reimbursement will be up to $12,500 in the first calendar year of your participation and up to $10,000 per calendar year thereafter. Reimbursement will be made by paycheck, less applicable tax withholding, and will be included in your W-2 income. You will be provided more information about the program shortly after joining the Company.

Vacation and Paid Holiday Policy: Your vacation benefit will be 27 days annually, in accordance with Merck policy. In addition to your vacation benefit, Merck policy currently provides 13 paid holidays; 9 of these holidays are predetermined holidays and 4 are personal floating holidays. Personal floating holidays are selected at your discretion and are subject to supervisory approval. The number of vacation days and personal floating holidays for which you are eligible in your first calendar year of employment (2007) will be pro-rated, based upon your date of hire.

Relocation

Relocation. As part of our standard relocation benefits, the Company will reimburse you for certain reasonable expenses associated with your move in accordance with Merck’s Relocation Policy.

Severance

In the event that, during the period beginning on your date of hire and ending two years after the appointment of a successor CEO to Richard T. Clark, Merck terminates your employment for a reason other than gross misconduct, Merck will pay to you a lump sum in the amount of eighteen months’ salary, subject to appropriate tax withholding, upon such termination of your employment, provided that upon the termination of your Merck employment you must timely sign and comply with noncompete, nonsolicitation and nondisclosure covenants and a waiver and release of claims in a format prescribed by Merck. This severance payment is in lieu of any other severance or separation pay that you might be entitled to under any applicable Merck policy or policies.

If at the time your employment terminates you are a “Specified Employee” as defined in Treas. Reg. Sec. 1.409A-1(i) or any successor thereto, (which in general includes the top 50 employees of a company ranked by compensation), to the extent required by Section 409A of the Internal Revenue Code of 1986, as amended, the severance payment described above will be made in a lump sum, without interest, as soon as administratively feasible on the first day of the sixth month after the termination of your employment.

The compensation and benefits described in this letter are provided under and subject to the terms and conditions of the applicable Merck plans, programs and policies. Nothing in this letter in any way limits Merck’s right to amend or terminate those plans, programs or policies.

This offer is contingent upon your successful completion of a pre-placement drug screen, satisfactory verification of your employment, education, criminal check and background check results and proof of your eligibility to work in the United States (see attached List of Acceptable Documents, which you are required to bring with you on your first day of work). Your employment at Merck & Co., Inc. is at-will and additionally will be subject to Merck’s terms and conditions of employment, which will be provided to you when this offer is confirmed. We advise you not to alter your current employment status until we confirm the contingent offer.

Please call Mary Ann Impagliatelli at 908-423-4492 upon receipt of this letter to acknowledge your acceptance of this offer and to begin your “on boarding” process for employment. Mary Ann will be your point of contact throughout the “on boarding” process and will confirm your start date upon successful completion of the above contingencies. In addition, please sign both copies of this letter and return one to Mary Ann Impagliatelli (Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889 – WS1EF-20) by June 22, 2007.

With your abilities and experience, I know you will be able to contribute to and benefit from the growth of Merck. I believe this position offers an outstanding career opportunity and look forward to your acceptance.

Sincerely,

/s/ Richard T. Clark

Enclosures

cc: M. Graddick-Weir

I accept the employment offer and its terms contained in this letter.

Signature	Date

Merck & Co., Inc.

LIST OF ACCEPTABLE DOCUMENTS

LIST A	OR	LIST B	AND	LIST C
Documents that Establish Both Identity and Employment Eligibility		Documents that Establish Identity		Documents that Establish Employment Eligibility
1. U.S. Passport (unexpired or
expired)
2. Certificate of U.S.
Citizenship (INS Form N-560 or
N-561)
3. Certificate of Naturalization
(INS Form N-550 or N-570)
4. Unexpired foreign passport
with
I-551 stamp or attached INS
Form I-94 indicating unexpired
employment authorization
5. Alien Registration Receipt
Card with photograph (INS Form
I-151 or I-551)
6. Unexpired Temporary Resident
Card (INS Form I-688)
7. Unexpired Employment
Authorization Card (INS Form
I-688A)
8. Unexpired Reentry Permit (INS
Form I-327)
9. Unexpired Refugee Travel
Document (INS Form I-571)
10. Unexpired Employment
Authorization Document issued by
the INS which contains a
photograph (INS Form I-688B)
1. Driver’s license or ID card
issued by a state or outlying
possession of the United
States provided it contains a
photograph or information such
as name, date of birth, sex,
height, eye color, and address
2. ID card issued by federal,
state, or local government
agencies or entities provided
it contains a photograph or
information such as name, date
of birth, sex, height, eye
color, and address
3. School ID card with a
photograph
4. Voter’s registration card
5. U.S. Military card or draft
record
6. Military dependent’s ID card
7. U.S. Coast Guard Merchant
Mariner card
8. Native American tribal
document
9. Driver’s license issued by
a Canadian government
authority
For persons under age 18 who
are unable to present a
document listed above:
10. School record or report
card
11. Clinic, doctor, or
hospital record
12. Day-care or nursery school
record

1. U.S. social security card
issued by the Social Security
Administration (other than a
card stating it is not valid for
employment)
2. Certification of Birth Abroad
issued by the Department of
State (Form FS-545 or Form
DS-1350)
3. Original or certified copy of
a birth certificate issued by a
state, county, municipal
authority or outlying possession
of the United States bearing an
official seal.
4. Native American tribal
document
5. U.S. Citizen ID Card (INS
Form I-197)
6. ID Card for use of Resident
Citizen in the United States
(INS Form I-179)
7. Unexpired employment
authorization document issued by
the INS (other than those listed
under List A)